EXHIBIT 5.2
                                                              -----------

   SCHIFF HARDIN & WAITE
   6600 Sears Tower, Chicago, Illinois 60606
   (312) 258-5500
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                                      March 23, 1999


   Securities and Exchange Commission
   450 Fifth Street, N.W.
   Washington, D.C. 20549-1004

        Re:  Newell Co.   Post-Effective Amendment on Form S-8
             to Registration Statement on Form S-4
             (Registration
             No. 333-71747)
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   Ladies and Gentlemen:

        We are acting as counsel for Newell Co. (the "Company") in connection with the Company's filing with the Securities and Exchange Commission of Post-Effective Amendment No. 2 on Form S-8 (the "Amendment") to its Registration Statement on Form S-4 (Registration No. 333-71747), which was declared effective on February 4, 1999 (the "Registration Statement"). The Registration Statement covers the shares of common stock, par value $1.00 per share, of the Company (including the related common stock purchase rights) (the "Shares") to be issued in connection with the merger of a wholly owned subsidiary of the Company with Rubbermaid Incorporated, which is expected to occur on March 24, 1999 and will result in Rubbermaid Incorporated becoming a wholly owned subsidiary of the Company. The Amendment covers the Shares that are issuable under the Rubbermaid Incorporated 1989 Amended and Restated Stock Incentive and Option Plan (the "Option Plan") to participants who are active employees of Rubbermaid Incorporated as of the merger date. The Shares are issuable upon (i) the exercise of stock options under the Option Plan that were not exercised prior to the merger date (the "Outstanding Options"); and
   (ii) the attainment after the merger date of certain pre-established performance goals (the "Performance Shares"). This opinion letter supplements our opinion which was filed as Exhibit 5 to the Registration Statement.

        In connection with this supplemental opinion, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed necessary or appropriate for the purposes of this opinion. Based on the foregoing, it is our opinion that the Shares covered by the Amendment have been duly authorized and, when issued upon the valid exercise of the Outstanding Options or when issued as Performance Shares in accordance with the provisions of the Option Plan, will be legally issued, fully paid and nonassessable (except as may be limited by Section 180.0622 of the Wisconsin Business Corporation law, which provides that shareholders may be liable for an amount equal to the par value of their shares for certain debts owing to employees of the Company).


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   Securities and Exchange Commission
   March 23, 1999
   Page Two


        We hereby consent to the filing of this supplemental opinion as
   Exhibit 5.2 to the Registration Statement.

                                      Very truly yours,

                                      SCHIFF HARDIN & WAITE

                                      By: /s/ Frederick L. Hartmann
                                         --------------------------------
                                           Frederick L. Hartmann